EXHIBIT 99.1

CHARMING SHOPPES REPORTS THIRD QUARTER 2011 RESULTS
-Company Plans to Divest its Fashion Bug Business and Accelerate Growth of its Lane Bryant Brand
-Company to Commence Strategic Review to Enhance Shareholder Value

Bensalem, PA, December 1, 2011 - Charming Shoppes, Inc. (NASDAQ: CHRS), a leading apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and nine month periods ended October 29, 2011. Additionally, the Company announced that it is undertaking a comprehensive strategic review of its operations to determine how best to enhance shareholder value. The Company also announced that it has decided to divest its Fashion Bug business and accelerate the growth of its Lane Bryant flagship brand.
For the third quarter ended October 29, 2011, the Company reported net sales of $429.7 million, compared to $463.6 million for the prior year period. Comparable store sales for the third quarter decreased 4% compared to the prior year period and included a flat comparable store sales result for Lane Bryant. Adjusted EBITDA for the quarter increased 100% to $8.0 million or 1.9% of sales. This compares to Adjusted EBITDA of $4.0 million or 0.9% of sales in the prior year period, reflecting an improvement of $4.0 million. On a GAAP basis, the Company reported a net loss of $(13.0) million, or $(0.11) per diluted share for the third quarter, compared to a net loss of $(18.8) million or $(0.16) per diluted share for the third quarter of the prior year. On a non-GAAP basis, excluding restructuring and other charges, net loss per diluted share was $(0.08) for the third quarter, compared to a net loss per diluted share of $(0.13) in the third quarter of the prior year. (Refer to GAAP to non-GAAP reconciliation below.)
Year to date, net sales were $1.433 billion for the nine months ended October 29, 2011, a decrease of 3.5% compared to $1.486 billion for the prior year period. Comparable store sales for the nine months were flat compared to the prior year period and included a comparable store sales increase of 3% for Lane Bryant. Adjusted EBITDA for the nine months increased 74% to $68.7 million or 4.8% of sales. This compares to Adjusted EBITDA of $39.5 million or 2.7% of sales in the prior year period, reflecting an improvement of $29.2 million or 210 basis points as a percent of sales. On a GAAP basis, net income was $11.1 million, 0.8% of sales, or $0.09 per diluted share for the nine months, an improvement of $34.7 million or 240 basis points as a percent of sales compared to a net loss of $(23.6) million, (1.6)% of sales, or $(0.20) per diluted share for the prior year period. On a non-GAAP basis, net income per diluted share was $0.09 for the nine months, compared to a net loss per diluted share of $(0.18) for the prior year period. Both periods' results on a non-GAAP basis exclude restructuring and other charges, and gain on sale of office premises. (Refer to GAAP to non-GAAP reconciliation below.)
Divestiture of Fashion Bug and Strategic Review
Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “We are currently engaged in a number of initiatives that we believe will further improve our business and enhance shareholder value. The first substantive step is our decision to divest our Fashion Bug business. While we have made progress in improving Fashion Bug's profitability, we believe that it does not fit within our future strategic plan. Concurrent with this process, we are assessing the appropriate expense structure for the Company in light of the planned divestiture of Fashion Bug.”
As noted above, the Company also announced that it is undertaking a strategic and financial review of all of its businesses. This review is expected to focus on optimizing the use of the Company's strong cash position, driving the potential of the flagship Lane Bryant brand, as well as evaluating other alternatives to further enhance shareholder value.
In that regard, the Company's Board and management will explore a full range of strategic alternatives for Charming Shoppes, and have engaged Barclays Capital as its financial advisor to assist in the process. The Company noted that there can be no assurance that this review will result in any specific course of action beyond the planned divestiture of Fashion Bug, and the Company does not intend to comment further on this review until completed. A timeframe for the divestiture of Fashion Bug or the completion of the strategic review has not yet been determined.
Accelerating the Growth of Lane Bryant Flagship Brand
Romano continued, “For our Company, our financial and operational resources are better spent on focusing on our more profitable iconic Lane Bryant brand. With that retail nameplate as our foundation, we expect to invest in and focus on that business, using its strong consumer franchise and leading market position to drive our sales and profits.
“Our vision for the Lane Bryant brand is to become the premier brand for women's fashion plus apparel,” said Romano. “We expect to achieve this through a number of initiatives. Our plans for the growth of Lane Bryant include offering her fashionable, on-trend, lifestyle collections, enhancing Cacique intimate apparel brand awareness and merchandise offerings, pursuing innovative digital sales initiatives like our recently launched “Fashion Genius”, and opening new and relocating existing stores.
“Over the next few years, we expect to expand the Lane Bryant footprint to approximately 900 stores, resulting in approximately 750 full-line Lane Bryant stores and 150 Lane Bryant Outlet locations. These plans include approximately 125 new locations and 125 relocations from malls into power strip and lifestyle centers with stronger operating metrics, while closing approximately 50 stores on their natural lease expirations. Currently, the mix of Lane Bryant stores in strip centers to malls is 55% to 45%, and we plan to improve this mix to 80% to 20% over the next few years. The operating metrics are compelling and supportive of expanded profitability, as Lane Bryant's sales are projected to be generally 10% to 20% higher after a store is relocated from a mall to a power or lifestyle center, and our occupancy expense is projected to be generally 30% to 40% lower in these centers than in malls. The achievement of these metrics would result in improved sales productivity in excess of $200 per square foot, driving a Lane Bryant store EBITDA margin into the high teens.”
Third Quarter Consolidated Results
Commenting on the quarter, Romano said, “Our seasonal fashion inventory assortments were well received by our customers. We improved average unit retails and average dollar sales compared to the prior year period and drove higher gross margins across all brands. Our disciplined inventory management resulted in 8% lower inventory at cost on a comparable store basis at the end of the quarter as compared to the prior year period. However, as we noted during our second quarter call, our July sales were negatively impacted by reduced levels of summer clearance inventory and this trend continued into August. Our business plans for the quarter included significantly reduced levels of clearance and slower turning year round merchandise. We continued to execute against our plan for tightly controlled inventories to drive higher gross margins. Although the reduced clearance inventory negatively impacted sales, it contributed to our 210 basis point increase in the gross margin. We are aggressively seeking the proper balance of full price, promotional and clearance inventory in order to maximize gross profit dollars.”

•
Net sales were $429.7 million for the third quarter ended October 29, 2011, compared to $463.6 million for the prior year period. The 7% decrease includes the impact of operating 168 fewer stores than in the year ago period, a comparable store sales decrease of 4%, including a flat comparable store sales result for Lane Bryant, and an increase of 10% in ecommerce sales.

•
Gross profit was $232.8 million or 54.2% of sales in the quarter, compared to $241.7 million or 52.1% of sales in the same quarter last year. The gross margin benefited from improved fall seasonal assortments and strong inventory management, resulting in fewer markdowns compared to the prior year period and faster sell-throughs of fall merchandise.

•
Total operating expenses, excluding restructuring and other charges, decreased $15.7 million to $238.4 million or 55.5% of sales in the quarter, compared to $254.1 million or 54.8% of sales in the prior year period. Decreased expenses were attributable to the operation of fewer stores than in the prior year period and expense reductions at each of the Company's brands, and as a percent of sales, were somewhat offset by deleverage from negative comparable store sales at Fashion Bug. (Refer to GAAP to non-GAAP reconciliation below.)

•
Adjusted EBITDA for the quarter increased 100% to $8.0 million or 1.9% of sales. This compares to $4.0 million or 0.9% of sales in the prior year period, reflecting an improvement of $4.0 million. (Refer to GAAP to non-GAAP reconciliation below.)

•
Loss from operations, excluding restructuring and other charges, improved $6.8 million or 140 basis points as a percent of sales to $(5.6) million in the third quarter. This compares to a loss from operations of $(12.4) million for the prior year period, which excluded restructuring and other charges. (Refer to GAAP to non-GAAP reconciliation below.)

•
On a GAAP basis, net loss was $(13.0) million or $(0.11) per diluted share for the third quarter, compared to a net loss of $(18.8) million or $(0.16) per diluted share in the third quarter of the prior year.

•
On a non-GAAP basis, excluding restructuring and other charges, net loss per diluted share was $(0.08) for the third quarter, compared to a net loss per diluted share of $(0.13) in the third quarter of the prior year. (Refer to GAAP to non-GAAP reconciliation below.)

•
The Company's cash position at October 29, 2011 was $157.8 million, compared to $117.5 million at January 29, 2011. Total liquidity was $305.2 million, including $157.8 million in cash and $147.4 million of net availability under the Company's committed and undrawn line of credit.

Romano concluded, “Charming Shoppes is the specialty apparel market leader in an attractive and growing women's demographic --- we serve a $17.6 billion market for women's plus-size apparel in the United States. We are making the distinction that we are not a plus-size retailer selling fashion, but rather a fashion retailer serving the plus apparel market. We must continue our progress in identifying and relating to our target customers, creating fashion-right assortment offerings, and accelerating the growth of our Lane Bryant brand.
“We are at an inflection point where we are now poised for growth and improved profitability. Our performance will be driven principally by revenue enhancements at Lane Bryant, through improved merchandise assortments and by transitioning real estate to higher performing strip center locations, where customer convenience is greater, sales are higher and costs are lower.

“Against this backdrop, we have shared a number of important announcements to enhance shareholder value including the planned divestiture of our Fashion Bug business and the undertaking of a strategic review of our entire business. We are confident that these initiatives will create shareholder value.”
Charming Shoppes, Inc. will host its third quarter earnings conference call today at 9:30 a.m. Eastern time. To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.
The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number. A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today's conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast constitutes consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

Sales results for the three and nine month periods ended October 29, 2011 and October 30, 2010 were:

	For the Three Month Periods				For the Nine Month Periods
	Net Sales Period Ended	Net Sales Period Ended	Total Net Sales Change	Comparable Store Sales Period Ended	Net Sales Period Ended	Net Sales Period Ended	Total Net Sales Change	Comparable Store Sales Period Ended
($ in millions)	10/29/2011	10/30/2010		10/29/2011	10/29/2011	10/30/2010		10/29/2011
Lane Bryant(1)	$221.3	$227.5	(3)%	—%	$735.6	$722.8	2%	3%
Fashion Bug	126.8	156.4	(19)%	(11)%	438.2	505.1	(13)%	(5)%
Catherines	69.6	70.0	(1)%	3%	227.3	230.3	(1)%	—%
Direct-to-Consumer (primarily Figi's)	12.0	9.7	24%		32.2	27.8	16%
Consolidated	$429.7	$463.6	(7)%	(4)%	$1,433.3	$1,486.0	(4)%	—%
(1) Includes Lane Bryant Outlet Stores.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Nine Months Ended October 29, 2011 and October 30, 2010

( $ in millions)	3 Months Ended 10/29/11	3 Months Ended 10/30/10	9 Months Ended 10/29/11	9 Months Ended 10/30/10
Total operating expenses, on a GAAP basis	$241.8	$257.3	$737.5	$782.8
(Gain) from sale of office premises	—	—	(5.2)	—
Restructuring and other charges	3.5	3.2	4.9	4.7
Total operating expenses excluding the above items	$238.4	$254.1	$737.8	$778.1
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income (loss) from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Nine Months Ended October 29, 2011 and October 30, 2010

($ in millions)	3 Months Ended 10/29/11	3 Months Ended 10/30/10	9 Months Ended 10/29/11	9 Months Ended 10/30/10
Income (loss) from operations, on a GAAP basis	$(9.0)	$(15.6)	$26.5	$(15.4)
Restructuring and other charges	3.5	3.2	4.9	4.7
(Gain) from sale of office premises	—	—	(5.2)	—
Income (loss) from operations, excluding the above items, on a non-GAAP basis	(5.6)	(12.4)	26.2	(10.7)
Depreciation and amortization	13.6	16.4	42.5	50.1
Adjusted EBITDA	$8.0	$4.0	$68.7	$39.5
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net income (loss) per diluted share, on a non-GAAP basis
For the Three and Nine Months Ended October 29, 2011 and October 30, 2010

	3 Months Ended 10/29/11	3 Months Ended 10/30/10	9 Months Ended 10/29/11	9 Months Ended 10/30/10
Net income (loss) per diluted share, on a GAAP basis	$(0.11)	$(0.16)	$0.09	$(0.20)
(Gain) on repurchase of debt	—	—	—	(0.02)
(Gain) from sale of office premises	—	—	(0.04)	—
Restructuring and other charges	0.03	0.03	0.04	0.04
Net income (loss) per diluted share, on a non-GAAP basis	$(0.08)	$(0.13)	$0.09	$(0.18)
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that Adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges. We use Adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors' ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs. In addition, we use Adjusted EBITDA as a component of our compensation programs. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.
Charming Shoppes, Inc. operates 1,929 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services, and Sonsi, an online marketplace featuring over 300 brands, and one of the largest online assortments for full figured women. During the nine months ended October 29, 2011 the Company opened 9, relocated 6, and closed 144 stores. The Company ended the period with 821 Lane Bryant and Lane Bryant Outlet stores, 664 Fashion Bug and Fashion Bug Plus stores and 444 Catherines stores, comprising approximately 12,549,000 square feet of leased space. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.sonsi.com, www.figis.com, and www.figisgallery.com.

Safe Harbor Statement
This press release contains and the Company's conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the Company's strategic review (including its plan to divest its Fashion Bug brand) may not result in any specific course of action or transaction; the failure to successfully execute our business plans could result in lower than planned sales and profitability, the failure to successfully execute or realize the projected benefits discussed above from our real estate strategy relating to store openings and relocations to strip shopping centers could result in lower than planned sales and profitability, the failure to divest Fashion Bug on a favorable or timely basis could distract the Company's management, cause the Company to continue to sustain losses and affect the execution of other components of its business plan, the failure to realize the benefits from the operation of our credit card program by our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers, the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services, the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

MEDIA INQUIRIES CONTACT:	Dawn Dover / Anntal Silver
Kekst and Company
212-521-4849

CHARMING SHOPPES, INC.
(Unaudited)

		3rd Quarter Ended		3rd Quarter Ended
(in thousands except per share amounts)	Percent Change	October 29, 2011	Percent of Sales (a)	October 30, 2010	Percent of Sales (a)
Net sales	(7.3)%	$429,711	100.0%	$463,619	100.0%
Cost of goods sold	(11.3)%	196,897	45.8%	221,918	47.9%
Gross profit	(3.7)%	232,814	54.2%	241,701	52.1%
Occupancy and buying expenses	(9.2)%	84,128	19.6%	92,687	20.0%
Selling, general, and administrative expenses	(3.0)%	140,691	32.7%	145,016	31.3%
Depreciation and amortization (b)	(17.1)%	13,564	3.2%	16,367	3.5%
Restructuring and other charges (c)	6.7%	3,450	0.8%	3,234	0.7%
Total operating expenses	(6.0)%	241,833	56.3%	257,304	55.5%
Loss from operations	(42.2)%	(9,019)	(2.1)%	(15,603)	(3.4)%
Other income	(83.0)%	75	—%	442	0.1%
Non-cash interest expense	7.4%	(1,763)	(0.4)%	(1,641)	(0.4)%
Interest expense	(31.6)%	(1,469)	(0.3)%	(2,149)	(0.5)%
Loss before income taxes	35.8%	(12,176)	(2.8)%	(18,951)	(4.1)%
Income tax provision/(benefit)	(677.3)%	814	0.2%	(141)	—%
Net loss	30.9%	$(12,990)	(3.0)%	$(18,810)	(4.1)%

Basic net loss per share
Net loss		$(0.11)		$(0.16)
Weighted average shares outstanding		116,890		115,794

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)
Fiscal 2011 restructuring and other charges primarily includes professional fees and retention costs related to our announced plans to divest our FASHION BUG business and to undertake a comprehensive strategic review, non-cash store impairment charges, and lease termination costs related to the closing of under-performing stores.

Restructuring and other charges for Fiscal 2010 primarily related to cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO.

CHARMING SHOPPES, INC.
(Unaudited)

		Nine Months Ended		Nine Months Ended
(in thousands except per share amounts)	Percent Change	October 29, 2011	Percent of Sales (a)	October 30, 2010	Percent of Sales (a)
Net sales	(3.5)%	$1,433,266	100.0%	$1,485,988	100.0%
Cost of goods sold	(6.9)%	669,225	46.7%	718,575	48.4%
Gross profit	(0.4)%	764,041	53.3%	767,413	51.6%
Occupancy and buying expenses	(6.0)%	260,140	18.2%	276,791	18.6%
Selling, general, and administrative expenses	(3.5)%	435,212	30.4%	451,168	30.4%
Depreciation and amortization (b)	(15.3)%	42,454	3.0%	50,115	3.4%
Gain from sale of office premises (c)	n/a	(5,185)	(0.4)%	—	—%
Restructuring and other charges (d)	3.0%	4,884	0.3%	4,742	0.3%
Total operating expenses	(5.8)%	737,505	51.5%	782,816	52.7%
Income/(loss) from operations	n/a	26,536	1.9%	(15,403)	(1.0)%
Other income	(68.0)%	312	—%	976	0.1%
Gain on repurchases of 1.125% Senior Convertible Notes	(100.0)%	—	—%	1,907	0.1%
Non-cash interest expense	(7.5)%	(5,195)	(0.4)%	(5,615)	(0.4)%
Interest expense	(15.3)%	(5,711)	(0.4)%	(6,745)	(0.5)%
Income/(loss) before income taxes	164.1%	15,942	1.1%	(24,880)	(1.7)%
Income tax provision/(benefit)	(463.2)%	4,805	0.3%	(1,323)	(0.1)%
Net income/(loss)	147.3%	$11,137	0.8%	$(23,557)	(1.6)%

Income/(loss) per share:
Basic:
Net income/(loss)		$0.10		$(0.20)
Weighted average shares outstanding		116,603		115,832

Diluted:
Net income/(loss)		$0.09		$(0.20)
Weighted average shares outstanding		117,770		115,832

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)
During the Fiscal 2011 First Quarter we completed the sale of our international sourcing operations office premises and recognized a gain of $5,185.  Our international sourcing operations now utilize leased space in Hong Kong.

(d)
Fiscal 2011 restructuring and other charges primarily includes professional fees and retention costs related to our announced plans to divest our FASHION BUG business and to undertake a comprehensive strategic review, non-cash store impairment charges, and lease termination costs related to the closing of under-performing stores.

Fiscal 2010 restructuring and other charges primarily related to cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO and lease termination costs related to the closing of under-performing stores.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	October 29, 2011	January 29, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$157,754	$117,482
Accounts receivable, net of allowances of $2,045 and $5,667	6,630	36,568
Merchandise inventories	355,614	282,248
Deferred taxes	3,153	3,153
Prepayments and other	106,390	98,458
Total current assets	629,541	537,909
Property, equipment, and leasehold improvements – at cost	1,008,898	1,028,843
Less accumulated depreciation and amortization	777,895	772,895
Net property, equipment, and leasehold improvements	231,003	255,948
Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	17,720	18,233
Total assets	$1,088,832	$1,022,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$168,335	$107,882
Accrued expenses	144,870	142,002
Current portion – long-term debt	10,453	11,449
Total current liabilities	323,658	261,333
Deferred taxes	54,122	51,466
Other non-current liabilities	149,773	167,089
Long-term debt, net of debt discount of $19,484 and $24,679	132,631	128,350
Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 155,148,754 shares and 154,185,373 shares	15,515	15,419
Additional paid-in capital	511,659	508,664
Treasury stock at cost – 38,617,180 shares	(348,400)	(348,400)
Retained earnings	249,874	238,737
Total stockholders’ equity	428,648	414,420
Total liabilities and stockholders’ equity	$1,088,832	$1,022,658

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
(In thousands)	October 29, 2011	October 30, 2010
Operating activities
Net income/(loss)	$11,137	$(23,557)
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities
Depreciation and amortization	43,854	51,593
Stock-based compensation	3,796	3,666
Accretion of discount on 1.125% Senior Convertible Notes	5,195	5,615
Deferred income taxes	2,656	(321)
Gain on repurchases of 1.125% Senior Convertible Notes	—	(1,907)
Write-down of capital assets due to restructuring	950	—
Impairment of store assets	654	—
Net (gain)/loss from disposition of capital assets	(4,841)	723
Changes in operating assets and liabilities
Accounts receivable, net	29,938	28,206
Merchandise inventories	(73,366)	(126,983)
Accounts payable	60,453	50,055
Prepayments and other	(7,932)	20,064
Accrued expenses and other	(9,526)	(21,071)
Net cash provided by operating activities	62,968	(13,917)

Investing activities
Investment in capital assets	(22,749)	(29,217)
Proceeds from sales of capital assets	7,537	318
Proceeds from sales of securities	—	200
Increase in other assets	(101)	2,900
Net cash used by investing activities	(15,313)	(25,799)

Financing activities
Repayments of long-term borrowings	(4,793)	(4,674)
Repurchases of 1.125% Senior Convertible Notes	—	(38,260)
Payment of deferred financing costs	(1,885)	—
Issuance of common stock under employee stock plans, net of amounts withheld for payroll taxes	(705)	227
Net cash used by financing activities	(7,383)	(42,707)

Increase in cash and cash equivalents	40,272	(82,423)
Cash and cash equivalents, beginning of period	117,482	186,580
Cash and cash equivalents, end of period	$157,754	$104,157

Non-cash financing and investing activities
Assets acquired through capital leases	$2,883	$—